Exhibit 99.1

SandRidge Energy, Inc. Prices Upsized Offering of $1.25 Billion of 8.75% Senior Secured Notes

OKLAHOMA CITY, May 28, 2015 /PRNewswire/ — SandRidge Energy, Inc. (the “Company”) (NYSE:SD) has priced its previously announced private offering of $1 billion in aggregate principal amount of senior secured notes due 2020 (the “Notes”).  The offering size was increased to $1.25 billion from $1.0 billion.  The Notes will bear interest at a rate of 8.75% per annum and will be issued at par.  The Notes will be secured on a second lien priority basis and guaranteed by each of the Company’s subsidiaries that guarantee the Company’s revolving credit facility. The issuance of the Notes and the effectiveness of the Company’s revised fully-committed $500 million borrowing base first-lien revolving credit facility, which are mutually conditioned on each other, are expected to close on June 10, 2015, subject to customary closing conditions.

The Company intends to use a portion of the net proceeds from this offering to repay all borrowings under its existing revolving credit facility and for general corporate purposes.

The Notes and related guarantees are being offered by the Company only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act.  The Notes will not be registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in the Mid-Continent region of the United States. In addition, SandRidge owns and operates a saltwater gathering and disposal system and a drilling rig and related oil field services business.

CONTACT:

Duane Grubert

EVP – Investor Relations & Strategy

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515